Exhibit 99.2

Press Release

TIDEWATER INC. • Pan-American Life Center • 601 Poydras Street, Suite 1500 • New Orleans, LA 70130 • Telephone (504) 568-1010 • Fax (504) 566-4582

TIDEWATER ANNOUNCES CONFIRMATION OF PLAN OF REORGANIZATION

NEW ORLEANS, July 13, 2017— Tidewater Inc. (NYSE: TDW) (“Tidewater” or the “Company”) today announced that the United States Bankruptcy Court for the District of Delaware (the “Court”) has confirmed the Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization of Tidewater and its Affiliated Debtors, originally dated May 17, 2017 and amended on July 12, 2017 and July 13, 2017 (the “Plan”). The Company expects that Judge Brendan L. Shannon will enter a written confirmation order within the next few business days (the “Confirmation Order”).

“We are very pleased that the court has confirmed our Plan within a relatively short time frame,” said Jeffrey M. Platt, Tidewater’s President and Chief Executive Officer. “The substantial deleveraging of our balance sheet through the recapitalization contemplated by the Plan, as well as our strong liquidity position, should reassure our customer and vendor base of our ongoing ability to perform our contracts and meet our obligations while we weather the continuing headwinds in the offshore energy industry. Additionally, this restructuring will position us to consider possible targeted acquisition opportunities in an industry where consolidation is to be expected. We are working hard to complete the remaining steps necessary to emerge from bankruptcy by the end of this month. Tidewater is thankful for the continued support of our many stakeholders, including our lenders, noteholders, stockholders, employees, customers, vendors and trade creditors. Their support has been integral to the successful outcome of the chapter 11 process, and we look forward to emerging in the coming weeks as a strong, well-capitalized company, poised to continue providing our customers with the same safe, compliant and efficient services which have been the hallmark of our Company throughout our history.”

The following is a summary of the material terms of the Plan. This summary highlights only certain substantive provisions of the Plan and is not intended to be a complete description of the Plan. Capitalized terms used but not defined below have the meanings ascribed to them in the Plan. Following the entry of the written Confirmation Order, the Company will file a Current Report on Form 8-K with the Securities and Exchange Commission, which will include the Plan and Confirmation Order as exhibits.

The Plan of Reorganization and Treatment of Claims and Interests

The Plan contemplates the following treatment of claims against and interests in the Debtors:

•	The lenders under the Credit Agreement, the holders of Notes, and the lessor parties (the “Sale Leaseback Parties”) to certain sale leaseback agreements (the

“Sale Leaseback Agreements”) holding claims thereunder (collectively, the “General Unsecured Creditors” and the claims thereof, the “General Unsecured Claims”) will receive their pro rata share of (a) $225 million of cash, (b) subject to the considerations discussed below, common stock and, if applicable, warrants (the “New Creditor Warrants”) to purchase common stock, representing 95% of the pro forma common equity in reorganized Tidewater (subject to dilution by a management incentive plan and the exercise of warrants issued to existing stockholders under the Plan as described below); and (c) new 8% fixed rate secured notes due in 2022 in the aggregate principal amount of $350 million (the “New Secured Notes”).

The Company and the Sale Leaseback Parties are not in agreement with respect to the allowed amount of claims of the Sale Leaseback Parties (the “Sale Leaseback Claims”). Accordingly, on the Effective Date, a portion of the cash, New Creditor Warrants, and New Secured Notes referenced above, in an amount that the Company believes represents the maximum possible distributions owing on account of such disputed Sale Leaseback Claims, will be withheld from distributions to General Unsecured Creditors and will be distributed according to the terms of the Plan as such claims are resolved. To the extent the Sale Leaseback Claims are resolved for less than the amount withheld, the remainder will thereafter be distributed to holders of allowed General Unsecured Claims pro rata.

To assure the continuing ability of certain vessels owned by the Company’s subsidiaries to engage in U.S. coastwise trade, the number of shares of the Company’s common stock that would otherwise be issuable to the allowed General Unsecured Creditors may be adjusted to assure that the foreign ownership limitations of the United States Jones Act are not exceeded. The Jones Act requires any corporation that engages in coastwise trade be a U.S. citizen within the meaning of that law, which requires, among other things, that the aggregate ownership of common stock by non-U.S. citizens within the meaning of the Jones Act be not more than 25% of its outstanding common stock. The Plan requires that, at the time Tidewater emerges from bankruptcy, not more than 22% of the outstanding common stock will be held by non-U.S. citizens. To that end, the Plan provides for the issuance of a combination of common stock of reorganized Tidewater and the New Creditor Warrants to purchase common stock of reorganized Tidewater on a pro rata basis to any non-U.S. citizen among the allowed General Unsecured Creditors whose ownership of common stock, when combined with the shares to be issued to other General Unsecured Creditors and existing Tidewater stockholders that are non-U.S. citizens, would otherwise cause the 22% threshold to be exceeded. The New Creditor Warrants will not grant the holders thereof any voting or control rights or dividend rights, or contain any negative covenants restricting the operation of the Company’s business. Generally, the New Creditor Warrants will be transferrable and will be exercisable immediately at a nominal exercise price, subject to restrictions contained in the Company’s new certificate of incorporation designed to assure the Company’s continuing eligibility to engage in coastwise trade under the Jones Act that prohibit the exercise of such warrants where such exercise would cause the total number of shares held by non-U.S. citizens to exceed 24% of the Company’s outstanding common stock. Tidewater will establish, under its charter and through DTC, appropriate measures to assure compliance with these ownership limitations.

•	The Company’s existing shares of common stock will be cancelled as of the Effective Date. Existing common stockholders of Tidewater will receive their pro rata share of common stock representing 5% of the pro forma common equity in reorganized Tidewater (subject to dilution by a management incentive plan and the exercise of warrants issued to existing stockholders under the Plan) and six-year warrants to purchase additional shares of common stock of reorganized Tidewater. These warrants will be issued in two tranches, with the first tranche (the “Series A Warrants”) being exercisable immediately, at an aggregate exercise price based upon an equity value of the Company of approximately $1.71 billion, and the second tranche (the “Series B Warrants”) being exercisable immediately, at an aggregate exercise price based upon an equity value of the Company of $2.02 billion. The Series A Warrants will be exercisable for a number of shares equal to 7.5% of the sum of (i) the total outstanding shares of common stock after completion of the transactions contemplated by the Plan, and (ii) any shares issuable upon exercise of the New Creditor Warrants and the Series A Warrants, while the Series B Warrants will be exercisable for a number of shares equal to 7.5% of the sum of (x) the total outstanding shares of common stock after completion of the transactions contemplated by the Plan, and (y) any shares issuable upon the exercise of the New Creditor Warrants, the Series A Warrants, and Series B Warrants. Like the New Creditor Warrants, the Series A Warrants and the Series B Warrants will not grant the holders thereof any voting or control rights or dividend rights, or contain any negative covenants restricting the operation of the Company’s business and will be subject to the restrictions in the Company’s new certificate of incorporation described above that prohibit the exercise of such warrants where such exercise would cause the total number of shares held by non-U.S. citizens to exceed 24% of the Company’s outstanding common stock.

•	The undisputed claims of other unsecured creditors such as customers, employees, and vendors, will be paid in full in the ordinary course of business (except as otherwise agreed among the parties).

Unless otherwise specified, the treatment set forth in the Plan and Confirmation Order will be in full satisfaction of all claims against and interests in the Debtors, which will be discharged on the Effective Date. All of the Company’s existing common stock will be extinguished by the Plan.

Additional Information

Additional details about the restructuring are available on the Company’s website and at http://dm.epiq11.com/tidewater, or via the Company’s restructuring information line 844-843-0204 (toll free) or 504-597-5543 (international calls).

Forward-Looking Statements

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that certain statements set forth in this press release provide other than historical information and are forward looking. The actual achievement of any forecasted results, or the unfolding of future economic or business developments in a way anticipated or projected by the Company, involve numerous risks and uncertainties that may cause the Company’s actual performance to be materially different from that stated or implied in the forward-looking statement. Among those risks and uncertainties, many of which are beyond the control of the Company, including, without limitation, the ability to satisfy the conditions necessary to declare the Plan effective in the anticipated timeframe; effects on the market price of the Company’s common stock and on the Company’s ability to access the capital markets; volatility in worldwide energy demand and oil and gas prices, and continuing depressed levels of oil and gas prices, without a clear indication of if, or when, prices will recover to a level to support renewed offshore exploration activities; consolidation of our customer base; fleet additions by competitors and industry overcapacity; our views with respect to the need for and timing of the replenishment of our asset base, including through acquisitions or vessel construction; changes in capital spending by customers in the energy industry for offshore exploration, field development and production; loss of a major customer; changing customer demands for vessel specifications, which may make some of our older vessels technologically obsolete for certain customer projects or in certain markets; delays and other problems associated with vessel construction and maintenance; uncertainty of global financial market conditions and difficulty in accessing credit or capital; potential difficulty in meeting financial covenants in material debt or other obligations of the Company or in obtaining covenant relief from lenders or other contract parties; acts of terrorism and piracy; integration of acquired businesses and entry into new lines of business; disagreements with our joint venture partners; significant weather conditions; unsettled political conditions, war, civil unrest and governmental actions, such as expropriation or enforcement of customs or other laws that are not well developed or consistently enforced, or requirements that services provided locally be paid in local currency, in each case especially in higher political risk countries where we operate; foreign currency fluctuations; labor changes proposed by international conventions; increased regulatory burdens and oversight; changes in laws governing the taxation of foreign source income; retention of skilled workers; enforcement of laws related to the environment, labor and foreign corrupt practices; and the resolution of pending legal proceedings. Readers should consider all of these risk factors as well as other information contained in this press release.

Tidewater is the leading provider of Offshore Service Vessels (OSVs) to the global energy industry.

INVESTOR CONTACT: Tidewater Inc.

Quinn P. Fanning, Executive Vice President and Chief Financial Officer

713-470-5300

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

MEDIA CONTACT: Jennifer E. Mercer

Epiq Strategic Communications for Tidewater

310-712-6215

SOURCE: Tidewater Inc.

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